EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES AUGUST CASH DISTRIBUTION

    Dallas, Texas, August 21, 2006 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.343833 per unit, payable on September 15, 2006, to unitholders of record on August 31, 2006. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	18,200	289,000	$64.82	$7.26

Prior Month	24,600	186,000	$63.85	$7.51

    The current month distribution include gas sales volumes of approximately 66,000 Mcf related to production from prior periods.

Other
    XTO Energy announced on January 27, 2006 that, in connection with its distribution of Hugoton Royalty Trust (HGT) units to stockholders, it would consider divesting its underlying property interests in both HGT and Cross Timbers Royalty Trust (CRT).  XTO Energy has advised the Trustee, that after a full review, it has decided to retain ownership of these underlying property interests.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

* * *

Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com